Exhibit 99.20

English convenience translation of Spanish
 original. In case of discrepancies between
 the Spanish original and the English
 translation, the Spanish original shall
 prevail.

Notice to US Investors:

The proposed business combination of Cintra Concesiones de Infraestructuras de Transporte, S.A. and Grupo Ferrovial, S.A. (the “Merger”) relates to the shares of a Spanish company.  Information distributed in connection with the proposed Merger and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein, if any, have been prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the Merger, since the companies are located in Spain and some or all of their officers and directors may be residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of Grupo Ferrovial, S.A. otherwise than under the Merger, such as in open market or privately negotiated purchases in accordance with applicable law.

In accordance with the provisions of article 82 of the Securities Market Law (“Ley del Mercado de Valores”), Grupo Ferrovial, S.A.  (the “Company”) hereby notifies the Spanish Securities Exchange Commission (“Comisión Nacional del Mercado de Valores”) of the following:

REGULATORY DISCLOSURE

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The General Shareholders’ Meeting of the Company held today has approved the merger of Grupo Ferrovial, S.A. and Cintra Concesiones de Infraestructuras de Transporte, S.A. by means of the absorption of the former by the latter, although the absorbing company shall change its name to “Ferrovial, S.A.” and transfer its corporate domicile to the current one of the absorbed company. The merger shall be submitted to the approval of the General Shareholders’ Meeting of Cintra Concesiones de Infraestructuras de Transporte, S.A. which is expected to be held on 22 October.

The merger is carried out in accordance with the Joint Merger Project, the complete text of which is publicly available at the Company’s web page (www.ferrovial.es) and was communicated to this Commission by means of Regulatory Disclosure with registry number 112059. The exchange ratio agreed is four (4) Cintra Concesiones de Infraestructuras de Transporte, S.A. shares with a face value of twenty cents of euro (€0.20) each, for each Grupo Ferrovial, S.A. share with a face value of one euro (€1.00) each.

In addition, the General Shareholders’ Meeting has approved all the proposals for resolutions submitted to its consideration according to the notice of the meeting which was communicated to this Commission through Relevant Disclosure number 113773. The complete text of the resolutions adopted is available at the Company’s web page. Among said resolutions, the following points are highlighted:

1.
Conformity, where appropriate, with certain resolutions submitted to the General Shareholders’ Meeting of Cintra Concesiones de Infraestructuras de Transporte, S.A. which has to resolve on the merger and that shall be effective once the registration is completed. Said resolutions refer to the following issues:

-	Modification of the Bylaws and the Regulations of the General Shareholders’ Meeting of Cintra Concesiones de Infraestructuras de Transporte, S.A., in accordance with the Joint Merger Project;

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Reorganization of the Board of Directors of Cintra Concesiones de Infraestructuras de Transporte, S.A., fixing the number of members of the board at 13, which shall be integrated by the following members: Mr. Rafael del Pino y Calvo-Sotelo, Mr. José María Pérez Tremps, Mr. Santiago Bergareche Busquet, Mr. Jaime Carvajal Urquijo, Portman Baela, S.L., Mr. Juan Arena de la Mora, Mr. Santiago Eguidazu Mayor, Mr. Joaquín Ayuso García, Mr. Gabriele Burgio, Ms. María del Pino y Calvo-Sotelo, Mr. Santiago Fernández Valbuena, Mr. Íñigo Meirás Amusco, Mr. José Fernando Sánchez-Junco Mans; and

-	Fixing the total amount of the remuneration of the Board of Directors of Cintra Concesiones de Infraestructuras de Transporte, S.A. and the terms of its periodic review.

2.
Reorganization of the Board of Directors of Grupo Ferrovial, S.A. which shall be into effect exclusively until the registration of the merger. By virtue of this, the number of Directors is fixed at 12, Ms. María del Pino y Calvo-Sotelo is reappointed as Director and Mr. Íñigo Meirás Amusco is appointed as Director.

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On the meeting of the Board of Directors held today, it was agreed to appoint Mr. Íñigo Meirás Amusco as Managing Director (“Consejero Delegado”) of the Company, and Mr. Joaquín Ayuso García was appointed as Deputy Chairman (“Vicepresidente”).

Madrid, 20 October 2009.

José María Pérez Tremps
Secretary Board Member